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                                 AMENDMENT NO. 1

                                       TO

                              EMPLOYMENT AGREEMENT



        The Employment Agreement entered into by and between WELLPOINT HEALTH NETWORKS INC. ("the Company") and LEONARD D. SCHAEFFER ("Executive") effective January 22, 1997 (the "Employment Agreement") is hereby amended September 1, 1997, as follows:

               Subsections 5.c., 5.d. and 5.e. are hereby amended to read in full as follows:

                      "c. Life Insurance. The Company will provide to Executive for the term of this Agreement and any extensions life insurance in an amount totaling three times Executive's then current Base Salary, which obligation may be satisfied in whole or in part by life insurance coverage provided through one or more individual policies of insurance or through Company-paid coverage under the Company's life insurance programs for employees or executives generally;

                      d. Long-Term Disability. The Company shall provide to Executive for the term of this Agreement and any extensions long-term disability benefits at an annual level equal to Executive's then current Base Salary, which obligation may be satisfied in whole or in part by payment of salary continuation, disability insurance coverage under one or more individual disability insurance policies the premiums of which are paid by the Company, through Company-paid coverage under the Company's disability insurance programs for employees or executives generally and\or, if necessary self-insurance. Such benefits shall begin upon disability (that prevents Executive from performing his duties as Chairman and Chief Executive Officer) and shall continue until at least age 65 (or if earlier, the date that such disability ceases). However, if Executive begins to receive retirement benefits under the Special Executive Retirement Plan (formerly known as the Excess Benefit Plan for Leonard D. Schaeffer), as amended and restated effective September 1, 1997 and as hereafter amended (the "SERP"), any long-term disability benefits provided under this subsection (d) thereafter shall be in satisfaction on a dollar-for-dollar basis of the Company's obligation to provide retirement benefits under the SERP.


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                      e. Retirement and Deferred Compensation Programs.
        Executive shall be entitled to participate in any existing retirement or deferred compensation programs or other existing employee benefit programs (other than severance pay programs, including the Company's Change of Control Severance Plan) of the Company on the Effective Date and shall also be entitled to participate in any such programs established in the future. For this purpose any split-dollar life insurance arrangement maintained for Executive shall not be deemed to be a severance benefit. The Company shall continue to perform its obligations, including funding obligations, under the SERP (as defined in (d) above)."

               Except as amended above all terms of the Employment Agreement shall remain in full force and effect.

        The parties hereto have duly executed or caused their authorized agent to execute this Amendment No. 1 to Employment Agreement on their behalf as of the date shown below.

Executive                                         Company

/s/ Leonard D. Schaeffer                          By /s/ Stephen L. Davenport
--------------------------------                     ---------------------------
                                                        Stephen L. Davenport
                                                        Chair, Compensation
                                                        Committee

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Date                                              Date